Exhibit 10.19

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 8, 2010, by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC (f/k/a Wells Fargo Foothill, LLC), a Delaware limited liability company, as administrative agent (in such capacity “Agent”) and as a Lender. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement (defined below).

RECITALS

WHEREAS, the Borrower, Agent, the Lenders and Wachovia Capital Finance Corporation (Central), an Illinois corporation, as documentation agent, have entered into that certain Credit Agreement, dated as of February 7, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, on the terms and subject to the conditions set forth herein, the Borrower, Agent and Lenders have agreed to amend the Credit Agreement as more fully described below;

NOW THEREFORE, in consideration of the foregoing, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, Agent and Lenders hereby agree as follows:

SECTION 1.        Amendment.

(a)        Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating the following defined terms to read in their entirety as follows:

“‘Average Excess Availability’ means, as of any relevant date of determination in any calendar week, Excess Availability determined on a seven (7)-day average basis for the immediately preceding week for which a Borrowing Base Certificate has been delivered by Borrower (using weekly adjustments for Accounts and monthly adjustments for Inventory) in accordance with the Agent’s normal availability tracking procedures; provided that the amount of such Excess Availability shall not be limited by the Maximum Revolver Amount or the Inventory Sublimit.

‘Base Rate Margin’ means, as of any date of determination, the following percentages per annum, based upon Average Margin Availability:

Level	Average Margin Availability	Base Rate Margin
I	< $20,000,000	0.50%
II	> $20,000,000 but < $30,000,000	0.25%
III	> $30,000,000	0.00%

After the First Amendment Effective Date, the Base Rate Margin shall be adjusted in accordance with the foregoing on the first day of each calendar month.

‘EBITDA’ means, with respect to any fiscal period, (a) Borrower’s consolidated net earnings (or loss), minus (b)(i) extraordinary gains, and (ii) interest income for such period, plus (c)(i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) other non-cash expenses, charges and losses (including, without limitation, stock option expenses, retirement plan expense, impairment charges and charges and losses arising from accounting pronouncements), (v) extraordinary or nonrecurring non-cash losses for such period, and (vi) fees, expenses and prepayment premiums incurred in connection with the consummation of the financing provided under this Agreement and the Term Loan Agreement, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period, (a) if, at any time during such period, Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such period).

‘Fixed Charges’ means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) regularly scheduled principal payments of Indebtedness during such period and (c) earnout payments made during such period on Indebtedness permitted pursuant to Section 6.1(h).

‘Fixed Charge Coverage Ratio’ means, with respect to Borrower for any period, the ratio of (i) EBITDA for such period, minus Capital Expenditures not financed with the proceeds of Indebtedness and made (to the extent not already incurred in a prior period) or incurred during such period, minus all federal, state, and local income taxes paid in cash during such period, plus, to the extent not already included in EBITDA, cash tax refunds and receipts for such period to (ii) Fixed Charges for such period.

‘Indebtedness’ means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) earnouts and all other obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

‘L/C Margin’ means, as of any date of determination, the following percentages per annum, based upon Average Margin Availability:

Level	Average Margin Availability	L/C Margin
I	< $20,000,000	2.50%
II	> $20,000,000 but < $30,000,000	2.25%
III	> $30,000,000	2.00%

After the First Amendment Effective Date, the L/C Margin shall be adjusted in accordance with the foregoing on the first day of each calendar month.

‘LIBOR Rate Margin’ means, as of any date of determination, the following percentages per annum, based upon Average Margin Availability:

Level	Average Margin Availability	LIBOR Rate Margin
I	< $20,000,000	3.00%
II	> $20,000,000 but < $30,000,000	2.75%
III	> $30,000,000	2.50%

After the First Amendment Effective Date, the LIBOR Rate Margin shall be adjusted in accordance with the foregoing on the first day of each calendar month.

‘Term Loan’ means, collectively, (a) the term loans made to Borrower pursuant to the Term Loan Agreement on the Closing Date in an aggregate outstanding principal amount not to exceed $45,000,000 and (b) additional term loans made to the Borrower pursuant to the Term Loan Agreement on or after the First Amendment Effective Date in an aggregate principal amount not to exceed $20,000,000.”

(b)        Clause (e)(iii) of the definition of “Borrowing Base” contained in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(iii)(A) at any time during the months of January, February, March, October, November and December, $100,000,000 and, (B) at all other times, $92,500,000 (in each case, the “Inventory Sublimit”), plus”

(c)        Clause (i) of the definition of “Eligible Accounts” contained in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(i)        Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10%, or with respect to (i) Wal-Mart Stores, Inc. (and its subsidiaries and affiliates), 25%, (ii) Costco Wholesale Corporation or Safeway, Inc. (and their respective subsidiaries and affiliates), 15%, or (iii) Target Corporation (and its subsidiaries and affiliates), only so long as it has a rating of Baa3 or higher from Moody’s or BBB- or higher from S&P, 20% (each such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates), of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,”

(d)        The definition of “Eligible Equipment” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (c) thereof, deleting the “.” at the end of clause (d) thereof and replacing it with “; or” and inserting a new clause (e) to read in its entirety as follows:

“(e)        it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Equipment, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).”

(e)        The definition of “Eligible Inventory” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (f) thereof, deleting the “.” at the end of clause (g) thereof and replacing it with “; or” and inserting a new clause (h) to read in its entirety as follows:

“(h)        it was acquired in connection with a Permitted Acquisition, until the completion of a field examination (and, if required by the Lenders, an appraisal; provided that no such appraisal shall be required in connection with the Orchard Valley Acquisition) of such Inventory, in each case, reasonably satisfactory to Agent (which field examination (and, if applicable, appraisal) may be conducted prior to the closing of such Permitted Acquisition).”

(f)        The definition of “Permitted Dispositions” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (d) thereof and inserting “,” in its place, deleting the “.” at the end of clause (e) thereof and replacing it with “; and” and inserting a new clause (f) to read in its entirety as follows:

“(f)        dispositions of assets acquired by Borrower or its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition.”

(g)        The definition of “Permitted Investments” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (c) thereof, deleting the “.” at the end of clause (d) thereof and replacing it with “;” and inserting new clauses (e) and (f) to read in their entirety as follows:

“(e)        Permitted Acquisitions; and (f) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition.”

(h)        The definition of “Permitted Liens” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (n) thereof, deleting the “.” at the end of clause (o) thereof and replacing it with “;” and inserting new clauses (p) and (q) to read in their entirety as follows:

“(p)        Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and

(q)        Liens on Equipment and/or Real Property to the extent securing Indebtedness (other than earnout obligations) permitted pursuant to Section 6.1(h); provided that (i) any such Lien is not incurred in connection with or in anticipation of the related Permitted Acquisition and (ii) such Lien attaches solely to the Equipment or Real Property acquired in such Permitted Acquisition and the proceeds thereof.”

(i)        Schedule 1.1 to the Credit Agreement is hereby amended by inserting the following defined terms in alphabetical order:

“‘Acquisition’ means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

‘First Amendment’ means the certain First Amendment to Credit Agreement, dated as of March 8, 2010, by and among the Borrower, the Agent and each Lender party thereto.

‘First Amendment Effective Date’ means March 8, 2010.

‘Orchard Valley Acquisition’ means with an Acquisition of Orchard Valley Harvest, Inc. that constitutes a Permitted Acquisition.

‘Permitted Acquisition’ means any Acquisition so long as:

(a)        no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)        no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (c), (f), (g) or (h) of Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,

(c)        Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries would have been in compliance with the financial covenants in Section 6.16 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition,

(d)        Borrower has provided Agent with such due diligence information as requested by Agent, including, without limitation, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired for the remainder of the fiscal year in which the proposed Acquisition is consummated for such Person or related to such assets, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, on a quarter by quarter basis, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)        Borrower shall have Availability plus Qualified Cash in an amount equal to or greater than $20,000,000 after giving effect to the consummation of the proposed Acquisition; provided, that, for purposes of this clause (e), the calculation of Availability shall include Accounts, Inventory and Equipment acquired by the Borrower pursuant to such Acquisition only to the extent that such Accounts, Inventory and Equipment constitute Eligible Accounts, Eligible Inventory and Eligible Equipment, respectively,

(f)        Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(g)        the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(h)        the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(i)        the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.16 or 5.17, as applicable, of the Agreement and, in the case of an acquisition of Stock, Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(j)        the cash consideration payable at closing in respect of all Permitted Acquisitions (including the proposed Acquisition) shall not exceed $50,000,000 in the aggregate.”

(j)        Section 6.1 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (e) thereof, replacing the “.” at the end of clause (f) thereof with “;” and inserting the following new clauses (g), (h) and (i) at the end thereof to read in their entirety as follows:

“(g)        contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(h)        solely in connection with the Orchard Valley Acquisition, Indebtedness in an aggregate amount not to exceed $14,000,000 (as such amount may be adjusted by purchase accounting adjustments made in accordance with GAAP) comprising: (i) earnouts and (ii) Purchase Money Indebtedness and other Indebtedness secured by Equipment and/or Real Property; provided that no such Purchase Money Indebtedness or other Indebtedness was incurred in anticipation of or in connection with such Permitted Acquisition and any Lien on such Equipment and/or Real Property securing such Indebtedness is permitted under clause (q) of the definition of ‘Permitted Liens’ set forth in Schedule 1.1; and

(i)        in addition to the Indebtedness set forth in the first row of the table set forth in Schedule 4.19, Indebtedness under the Term Loan Documents in an aggregate amount not to exceed $20,000,000; provided that at the time of, and immediately after giving effect to, the incurrence of any such Indebtedness, no Event of Default shall have occurred and be continuing.”

(k)        Section 6.3 of the Credit Agreement is hereby amended by inserting the phrase “Other than in order to consummate a Permitted Acquisition:” immediately prior to clause (a) thereof.

(l)        The first paragraph of Section 6.16(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)        Fixed Charge Coverage Ratio. Have, on any date on which Average Excess Availability is less than $25,000,000, a Fixed Charge Coverage Ratio, measured on a trailing 12-month-end basis on the last day of each fiscal month of the Borrower, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.0:1.0

For the trailing 12 months ending on the last day of the then most-recently ended fiscal month of the Borrower and the last day of each fiscal month thereafter until such time as Average Excess Availability is equal to or greater than $25,000,000 for three consecutive fiscal months

SECTION 2.        Conditions. This Amendment shall become effective when (i) the Agent shall have received duly executed counterparts of this Amendment from the Borrower and the Required Lenders and the Agent shall have executed and delivered its counterpart to this Amendment, (ii) the Agent shall have received from Borrower duly executed counterparts to the amended and restated Fee Letter executed and executed and delivered its signed counterpart to the Borrower, and (iii) the Agent shall have received in immediately available funds all fees owing under the amended and restated Fee Letter.

SECTION 3.        Reference to and Effect Upon the Credit Agreement.

(a)        Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed; and

(b)        The amendment set forth herein is effective solely for the purpose set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver of or modification of any other term or condition of the Credit Agreement or any other Loan Document, (ii) operate as a waiver of or otherwise prejudice any right, power or remedy that Agent or Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (iii) constitute an amendment or waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement.

SECTION 4.        Costs and Expenses. As provided in Section 17.10 of the Credit Agreement, the Borrower shall pay all costs and expenses incurred by or on behalf of Agent and Lenders arising from or relating to this Amendment constituting Lender Group Expenses.

SECTION 5.        GOVERNING LAW. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

SECTION 6.        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purposes.

SECTION 7.        Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JOHN B. SANFILIPPO & SON, INC.
a Delaware corporation

By:	Michael J. Valentine
Title:	Chief Executive Officer

WELLS FARGO CAPITAL FINANCE, LLC (f/k/a Wells Fargo Foothill, LLC), a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Matt Mouledous
Title:	Vice President

BURDALE FINANCIAL LIMITED,
a United Kingdom corporation, as a Lender

By:	/s/ Steve Sanicola
Title:	Duly Authorized Signatory

By:	/s/ Antimo Barbieri
Title:	Duly Authorized Signatory

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